EXHIBIT 10.11

EXECUTION COPY

MORTGAGEIT, INC.

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2004, by and among MORTGAGEIT, INC., a New York corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Schedule I (which entities and any successors thereto are hereinafter collectively referred to as the “Purchasers” and each individually as a “Purchaser”).

RECITALS

WHEREAS, the Company seeks financing and the Purchasers desire to provide such financing and to purchase from the Company senior secured promissory notes, for an aggregate purchase price of Fifteen Million Dollars ($15,000,000).

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                                      DEFINITIONS.

When used in this Agreement, the following terms have the meaning set forth the below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, (a) a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, provided that in no event shall the Company be deemed to be controlled by TICC, (b) members of the immediate family of a Person shall be deemed to be Affiliates of such Person and (c) members of the board of directors or board of managers or similar body of the Parent and of the Company shall be deemed to be Affiliates of the Company.

“Balance Sheet” has the meaning assigned thereto in Section 3.11(a).

“Balance Sheet Cash” means, as of any date of determination, (x) the sum of (i) Cash and Cash Equivalents and (ii) the par value of mortgage loans held for sale, minus (y) the aggregate principal amount of Warehouse Lines outstanding as of such date.  All the foregoing categories shall be determined in accordance with GAAP applied on a consistent basis.

“Benefit Arrangement” shall have the meaning assigned thereto in Section 3.19.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Expenditures” means, for any period, additions to property and equipment and other capital expenditures of the Company which, in conformity with GAAP, are included as “additions to property, plant or equipment” or similar items which would be reflected in the consolidated statement of cash flow of the Company, including without limitation, property and equipment which are the subject of Capital Leases.

“Capital Lease” means any lease (or other agreement conveying the right to use property) the obligations of which are required to be capitalized on the balance sheet of a Person in accordance with GAAP

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all general partnership, limited partnership, membership or other equity interests of such Person.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States of America or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; and (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Purchaser or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended from time to time, and any successor statute thereto.

“Change of Control” means, at any time, (i) any Person or any Persons acting together that would constitute a “group” for purposes of  Section 13(d) under the Exchange Act, or any successor provision thereto, shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) in a single transaction or a series of related transactions, of more than (x) at any time prior to the Company’s initial public offering 50% of the aggregate voting power of the Company and (y) at any time following the Company’s initial public offering 35% of the aggregate voting power of the Company; or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company, except in each case any merger or consolidation permitted under this Agreement; or (iii) or the Company sells or transfers its assets, as an entirety or substantially as an entirety, to another Person; (iv) any “change of control” or similar event under any loan agreement, mortgage, indenture or other agreement relating to any Indebtedness shall occur; or (v) at any time following the Company’s initial public offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (or similar governing body) of the Company (together with any new directors whose election by the shareholders of the Company was proposed by a vote of the majority of directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; provided, however, that the Merger shall not constitute a Change of Control.

“Closing” shall have the meaning assigned thereto in Section 2.3.

“Closing Date” shall have the meaning assigned thereto in Section 2.3.

“Collateral Agent” means the Person, initially TICC, serving as Collateral Agent pursuant to Section 11.8.

“Commitment Fee” shall have the meaning assigned thereto in Section 2.3.

“Company” has the meaning assigned thereto in the preamble.

“Company Intellectual Property” has the meaning assigned thereto in Section 3.20(a).

“Default” means an Event of Default or an event that with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosure Schedule” has the meaning assigned thereto in the second sentence of Section 3.

“Disqualified Stock” means any Capital Stock or other security of any nature which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, at any time prior to the payment in full in cash by the Obligors of the Notes.

“Environmental Law” shall mean the Resource Conservation and Recovery Act (“RCRA”), CERCLA, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

“Event of Default” has the meaning assigned thereto in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning assigned thereto in Section 3.11(d).

“GAAP” means those generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, for purposes of computing financial covenants GAAP means generally accepted accounting principles in the United States of America applied in the preparation of the Company’s audited balance sheet, statement of income and statement of cash flow for the fiscal year December 31, 2003, as reflected in such audited financial statements.  If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the parties shall be in substantially the same position from an economic standpoint with respect to the matters covered thereby after the adoption or implementation of such change as before the implementation or adoption of such change.

“Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Guarantee” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person:  (i) with respect to any underlying Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that the underlying Indebtedness, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Guarantees shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or to maintain working capital or equity capital of such other Person or otherwise to maintain the net worth or solvency of such other Person, (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another, and (d) otherwise to assure or hold harmless the owner of such obligation against loss in respect thereof.  The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Guarantor” means (i) each Subsidiary of the Company and (ii) following the Merger, Parent.

“Guaranty Agreement” mean the Guaranty Agreement, dated as of March 29, 2004, by the Guarantors in favor of the Collateral Agent for the benefit of the Purchasers, as amended, supplemented, restated or otherwise modified from time to time.

“Hazardous Materials” shall mean (i) any “hazardous substance”, as defined by CERCLA, (ii) any “hazardous waste”, as defined by RCRA, (iii) any petroleum product, or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance regulated by any Environmental Laws.

“Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Incentive Plan” has the meaning assigned thereto in Section 3.2.

“Indebtedness” means, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien, other than a Permitted Lien, upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly Guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Majority Purchasers and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers’ acceptances and (j) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit.

“Initial Public Offering” means the underwritten initial public offering of the common stock, par value $0.01 per share, of Parent.

“Intellectual Property” means all (i) trademarks and service marks, logos, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto; and (vii) all rights under agreements relating to the foregoing.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“IPI Skyscraper” IPI Skyscraper Mortgage Corporation, a New York corporation.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

“Listed Intellectual Property” shall have the meaning assigned thereto in Section 3.20(b).

“Majority Purchasers” means at any given time the Purchasers holding more than fifty percent (50%) of the then outstanding principal amount of the Notes.

“Material Adverse Effect” means a material adverse effect on (i) the business, properties, assets, liabilities, profits, results of operations or financial condition of the Company and its

Subsidiaries, taken as a whole or (ii) the ability of the Company or any Guarantor to perform its obligations under any of the Transaction Documents.

“Material Agreement” shall have the meaning assigned thereto in Section 3.14.

“Merger” means the merger of the Company with and into a wholly owned subsidiary of Parent in connection with the Initial Public Offering.

“Merrill Lynch Master Repurchase Agreement” means that certain Master Repurchase Agreement dated, as of June 20, 2003, by and between the Company and Merrill Lynch Commercial Finance Corp. (as may be amended, supplemented or modified from time to time in accordance with the terms therein).

“Moody’s”  means Moody’s Investors Services, Inc. and any successor entity.

“Obligors” means, collectively, the Company and the Guarantors.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Operating Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller, or the Secretary of such Person, or any other officer designated by the Board of Directors of such Person serving in a similar capacity.

“Officers’ Certificate” means a certificate signed by any Officer of the Company.

“Organizational Documents” has the meaning assigned thereto in Section 3.1(a).

“Parent” means MortgageIT Holdings, Inc., a Maryland corporation.

“Permitted Affiliate Transactions” means any of the following:

(a)                                   reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any as determined in good faith by the Company’s Board of Directors or senior management, it being agreed that the level of compensation paid to the Company’s officers, directors, employees, consultants and agents as of the Closing Date is reasonable;

(b)                                  transactions between or among the Company and its wholly owned Subsidiaries or between or among such wholly owned Subsidiaries; provided that such transactions are not otherwise prohibited under this Agreement and such Subsidiaries are Guarantors;

(c)                                   any agreement as in effect as of the Closing Date, as set forth on Schedule 3.25 hereto, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Purchasers in any material respect than the original agreement as in effect on the Closing Date; and

(d)                                  advances to officers and employees of the Company in the ordinary course of business and in compliance with past practice and all applicable laws.

“Permitted Indebtedness” means and includes:

(a)                                   Indebtedness to the Purchasers hereunder;

(b)                                  Indebtedness existing on the date hereof and set forth on the Schedule attached hereto as Schedule II (prior to any amendment, modifications, extensions thereof or supplements thereto after the date hereof);

(c)                                   Indebtedness which is junior in right of payment to the Notes and which is expressly subordinated to the obligations of the Company to pay principal of and interest on the Notes on terms acceptable and contain standstill provisions acceptable to the Majority Purchasers in their sole and absolute discretion;

(d)                                  Indebtedness incurred by the Company and its Subsidiaries pursuant to equipment financing; provided, that the Company shall at the time of such incurrence be in compliance with its financial covenants on a pro forma basis;

(e)                                   Warehouse Line financing incurred in the ordinary course of business; and

(f)                                     unsecured Indebtedness in an amount not to exceed an aggregate of $1,000,000.

“Permitted Investments” means:  (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and (c) commercial paper rated A-1 or better or P-1 by S&P or Moody’s, respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

“Permitted Liens” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.10;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;

(f) Liens to secure Indebtedness consisting solely of Permitted Indebtedness of the type described in clause (d) of the definition thereof secured solely by the equipment purchased with the proceeds of such Indebtedness, provided that such Liens shall not secure Indebtedness exceeding in the aggregate $500,000 at any time outstanding;

(g) Liens in favor of the Purchasers and/or their agents as are contemplated hereunder and/or under any of the Transaction Documents,

(h) Liens to secure mortgage loans acquired with the proceeds of Warehouse Lines and related books, records, insurance proceeds and other related assets; and

(i) Liens set forth on Schedule IV hereto.

provided that the term “Permitted Liens” other than those set forth under clauses (f), (g), (h) and (i) shall not include any Lien securing Indebtedness.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

“Plan” has the meaning assigned thereto in Section 3.2.

“Preferred Stock” has the meaning assigned thereto in Section 3.2.

“Proprietary Software” shall have the meaning assigned thereto in Section 3.21.

“Quarterly Perfection Certificate Update” means a certificate, substantially in the form of Exhibit F hereto, of an Officer of the Company.

“Related Business” has the meaning assigned thereto in Section 6.6.

“RFC Warehouse Agreement” means that certain Warehousing Credit and Security Agreement, dated as of August 1, 2003, by and between the Company and Residential Funding Corporation (as may be amended, supplemented, modified or renewed from time to time).

“Restricted Payment” has the meaning assigned thereto in Section 6.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement, dated as of March 29, 2004, by the Company in favor of the Collateral Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Series A Common Stock” has the meaning assigned thereto in Section 3.2.

“Series B Common Stock” has the meaning assigned thereto in Section 3.2.

“S&P” means Standard & Poor’s Ratings Services and any successor entity.

“Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, (ii) any other Person (other than a partnership) of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (iii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“TICC” means Technology Investment Capital Corp. and its successors and assigns.

“Transaction Documents” means this Agreement, the Security Agreement, the Notes, the Guaranty Agreement and all other documents executed or delivered by the Company in connection with the transaction contemplated herein.

“UBS Warehouse Facility” means, collectively, (i) that certain Amended and Restated Mortgage Loan Purchase Agreement, dated as of January 10, 2003, between the Company and UBS Warehouse Real Estate Facilities (“UBS”) and (ii) that certain Amended and Restated Mortgage Loan Repurchase Agreement, dated as of January 10, 2003, between the Company and UBS (as each may be amended, supplemented or modified from time to time in accordance with terms hereof).

“Warehouse Agreement” means the agreements set forth on Schedule V hereto.

“Warehouse Line” means any agreement, document or instrument (including any repurchase agreement or similar agreement) entered into by the Company, the Parent (following the Merger) or any of its Subsidiaries in the ordinary course of their business pursuant to which the Parent (following the Merger) or the Company or any of its Subsidiaries agrees to sell, hypothecate, pledge or otherwise transfer mortgage loans, or any interest in mortgage loans, to any Person, who is not an Affiliate of the Parent (following the Merger) or the Company or any of its Subsidiaries in connection with an extension of credit (or repurchase arrangement) by such Person to the Parent (following the Merger) or the Company or any of its Subsidiaries, including, but not limited to, the RFC Warehouse Agreement, the Merrill Lynch Master Repurchase Agreement and the UBS Warehouse Facility.

“Warehouse Line Ratio” means, as of any date of determination, (x) the aggregate principal amount of Warehouse Lines outstanding as of such date divided by (y) the sum of (i) Cash and Cash Equivalents and (ii) the par value of mortgage loans held for sale.  All the foregoing categories shall be determined in accordance with GAAP applied on a consistent basis.

“Works” shall have the meaning assigned thereto in Section 3.21.

2.                                      PURCHASE AND SALE OF NOTES.

2.1                               Sale and Issuance of Notes.  Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser on the Closing Date (as defined below), and each Purchaser hereby agrees, severally and not jointly, to purchase for face value on the Closing Date a senior secured promissory note containing the terms and conditions set forth herein and in the form of note attached hereto as Exhibit A (each a “Note” and collectively, the “Notes”), payable to the order of such Purchaser in the principal amount specified opposite such Purchaser’s name on Schedule I attached hereto.  The aggregate principal amount of all such Notes issued on the Closing Date shall be Fifteen Million Dollars ($15,000,000).

2.2                               Notes.

(a)                                  Security.  Each Note and the obligations of the Company and the Guarantors under the Transaction Documents shall be secured in accordance with the terms of the Security Agreement, a form of which is set forth as Exhibit B hereto, which shall be executed and delivered by the parties thereto at the Closing, and pursuant to which the Company and each Guarantor will grant the Purchasers a security interest in all of such Person’s tangible and intangible assets and property, other than mortgage loans held for sale pursuant to Warehouse Agreements.

(b)                                 Maturity Date.  The entire unpaid principal amount of the Notes and any accrued and unpaid interest thereon shall be due and payable on March 29, 2007 (the “Maturity Date”), unless such amounts become due and payable earlier upon acceleration in accordance with the terms hereof or otherwise.

(c)                                  Interest.

(i)                                     Interest.  The outstanding principal amount of each Note shall bear interest at a rate per annum equal to ten percent (10%) payable quarterly in arrears on the last day of each fiscal quarter, commencing on June 30, 2004, and on any date that the principal of any Note is repaid or prepaid (including without limitation the Maturity Date).

(ii)                                  Post-Default Interest.  Notwithstanding clause (i) above, upon the occurrence and during the continuance of any Event of Default, upon the written demand of the Majority Purchasers, the outstanding principal amount on each Note shall bear interest at a rate per annum equal to fifteen percent (15%).  Interest payable under this clause (ii) shall be payable within 48 hours of the Company’s receipt of written demand therefor.

(iii)                               Computation.  All computations of interest payable hereunder shall be on the basis of a 360 day year consisting of twelve 30-day months and actual days elapsed in the period of which such interest is payable.

2.3                               Closing.  The closing of the purchase and sale of the Notes to the Purchasers hereunder (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY, at 10:00 A.M. on March 29, 2004 (the “Closing Date”), or at such other time and place as the Company and the Purchasers mutually agree upon orally or in writing.  At the Closing, the Company shall deliver to each Purchaser (a) a Note, pursuant to Section 2.1, representing the principal amount specified opposite such Purchaser’s name on Schedule I attached hereto, and (b) by wire transfer of immediately available funds to such Purchaser’s account, a commitment fee equal to $300,000, which fee shall be fully earned and non-refundable (the “Commitment Fee”), and such Purchaser shall cause to be delivered by wire transfer immediately available funds to the Company the purchase price for the Notes to be purchased by such Purchaser set forth opposite such Purchaser’s name on Schedule I attached hereto.

2.4                               Prepayment.

(a)                                  Optional Prepayment.  The Company may prepay the Notes in aggregate multiples of $100,000, provided that the Company shall pay a premium on the amount of principal prepaid of (i) 3.00% with respect to any prepayment made on or prior to the first anniversary of the Closing Date and (ii) 0% at any time thereafter, plus in each case accrued and unpaid interest on the amount of any principal prepaid.  The Company shall pay to each holder of a Note a pro rata portion of the aggregate amount paid under this clause (a) based on the respective original principal amounts of the Notes.

(b)                                 Mandatory Prepayment.  The Company shall apply the net proceeds received by the Company upon the occurrence of any of the following events to the prepayment of the Notes:

(i)                                     a public offering, Rule 144A offering or private placement of any of the Company’s debt, equity or hybrid securities (other than Warehouse Lines), provided that the Company shall have no obligation to use any portion of the proceeds of the Initial Public Offering to prepay the Notes;

(ii)                                  any incurrence of bank or similar Indebtedness of the Company (other than purchase money Indebtedness permitted under this Agreement or Warehouse Lines);

(iii)                               any proceeds from insurance proceeds in excess of an aggregate of $1,000,000 during the term of the Notes; and

(iv)                              any proceeds from sales or other dispositions outside the ordinary course of business (it being understood that nothing in this Section 2.4(b) shall authorize any sale or other disposition not expressly permitted by Section 6.5).

2.5                               Application of Payments.  All payments hereunder shall first be applied to costs and expenses, then to interest and then to principal.

2.6                               Payments Generally.

(a)                                  All payments hereunder and under each other Transaction Document to any Purchaser shall be made in the lawful money of the United States of America, in immediately available funds and without set-off, defense, deduction or counterclaim to the account of such Purchaser most recently designated to the Company by such Purchaser for such purpose.

(b)                                 If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

(c)                                  The Company shall pay accrued interest on the principal amount of any Note prepaid or repaid.

2.7                               Pro Rata Sharing.  If any Purchaser shall obtain from the Company or any Guarantor payment of any principal of or interest on any Note owing to it or payment of any other amount under this Agreement or any other Transaction Document or the Guaranty Agreement through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Purchaser shall have received a greater percentage of the principal of or interest on the Notes or such other amounts then due hereunder or thereunder by the Company or any Guarantor to such Purchaser than the percentage received by any other Purchaser, it shall promptly purchase from such other Purchasers participations in (or, if and to the extent specified by such Purchaser, direct interests in) the Notes or such other amounts, respectively, owing to such other Purchasers (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Purchasers shall share the benefit of such excess payment (net of any expenses that may be incurred by such Purchaser in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Notes or such other amounts, respectively, owing to each of the Purchasers.  To such end all the Purchasers shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

2.8                               Set-off.  The Company agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Purchaser may otherwise have, each Purchaser shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Company at any of its offices, in any currency, against any principal of or interest on any of such Purchaser’s Notes or any other amount payable to such Purchaser hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to the Company), in which case it shall promptly notify the Company and the other Purchasers thereof, provided that such Purchaser’s failure to give such notice shall not affect the validity thereof.

2.9                               Transfer of the Notes.  Except as otherwise provided herein, a Purchaser may transfer its Notes in whole or in part without the consent of the Company or any other Purchasers in accordance with this Section 2.9:

Upon surrender of any Note at the principal executive office of the Company or the office of any paying agent located in the United States designated by the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver (within five Business Days), at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request; provided, however, that unless an Event of Default has occurred and is continuing, such Person is not a direct competitor of the Company.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment by such holder or transferee of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 4.

3.                                      REPRESENTATIONS AND WARRANTIES OF COMPANY.

In order to induce the Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to the Purchasers the representations and warranties contained in this Section 3.  Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Purchasers in connection herewith (the “Disclosure Schedule”).  References to the knowledge or awareness of the Company are deemed to include the actual knowledge of any officer or director of the Company.

3.1                               Company Organization.

(a)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.  Each Guarantor is a company or corporation duly organized and validly existing in good standing under the laws of the State of New York, except that IPI Skyscraper is not currently in good standing.  Attached hereto as Exhibit C and Exhibit D, respectively, are true and complete copies of the Certificate of Incorporation and the Bylaws of the Company and each Guarantor, each, as amended through the date hereof (collectively, the “Organizational Documents”), and neither the Company nor any Guarantor is in violation of any term thereof.

(b)                                 Each Obligor has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted and as presently contemplated to be conducted.  Each Obligor has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder.

(c)                                  Each Obligor has filed all necessary documents to qualify to do business as a foreign corporation in, and each Obligor is in good standing under, the laws of each jurisdiction in which the conduct of the Company’s business as now conducted and as presently contemplated to be conducted or the nature of the property owned requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

3.2                               Capitalization.  All of the issued and outstanding shares of Capital Stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All the issued and outstanding shares of Capital Stock of each Guarantor have been duly authorized and validly issued and are owned by the Company.  All of the outstanding Shares of Capital Stock, options and warrants have been validly issued in compliance with applicable state and federal securities laws.  The authorized capital of the Company consists of (a) 24,250,000 shares of Series A common stock, par value $0.01 per share (“Series A Common Stock”), (b) 7,500,000 shares of Series B common stock, par value $0.01 per share (“Series B Common Stock”), and (c) shares of 22,000,000 preferred stock, par value $0.01 per share (“Preferred Stock”), with 6,250,000 shares designated as Series A Preferred Stock,  7,000,000 shares designated as Series B Preferred Stock, 6,500,000 shares designated as Series C Preferred Stock,  and shares of 2,250,000 Preferred Stock remaining undesignated.  The only shares of Capital Stock of the Company issued and outstanding and reserved for issuance or committed to be issued are as follows:

(a)                                  6,250,000 fully paid and non-assessable Shares of Series A Common Stock and 377,046 fully paid and non-assessable Shares of Series B Common Stock are duly and validly issued and outstanding;

(b)                                 6,250,000 fully paid and non-assessable Shares of Series A Preferred Stock duly and validly issued and outstanding, and 9,174,800 shares of Series A Common Stock reserved for issuance upon conversion of the Series A Preferred Stock;

(c)                                  4,401,170 fully paid and non-assessable Shares of Series B Preferred Stock duly and validly issued and outstanding, and 6,709,287 shares of Series A Common Stock reserved for issuance upon conversion of the Series B Preferred Stock;

(d)                                 4,431,803 fully paid and non-assessable Shares of Series C Preferred Stock duly and validly issued and outstanding, and 5,845,093 shares of Series A Common Stock reserved for issuance upon conversion of the Series C Preferred Stock;

(e)                                  5,000,000 shares of Series B Common Stock authorized by the Company’s 2001 Stock Option Plan (the “Plan”); total options granted under the Plan as of the Closing cover 4,085,528 shares of Series B Common Stock; no options have been exercised

(shares of Series B Common Stock issued upon exercise of the options have been included in (a) above; and

(f)                                    750,000 shares of Series B Common Stock authorized by the Company’s 1999 Equity Incentive Stock Compensation Plan (the “Incentive Plan”); total grants under the Incentive Plan are 377,046 share of Series B Common Stock (shares of Series B Common Stock granted under the Incentive Plan are included in (a) above).

3.3                               Company Proceedings, etc.  All corporate actions on the part of each Obligor necessary for the authorization, execution, and delivery of this Agreement and the Transaction Documents, the performance of all obligations of each Obligor hereunder and thereunder, and the authorization, issuance and delivery of the Notes, have been taken or will be taken prior to the Closing.  This Agreement, the Transaction Documents and the Notes constitute the valid and legally binding obligations of the Obligor party thereto, enforceable in accordance with their respective terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) state and federal securities laws with respect to rights to indemnification or contribution.

3.4                               Consents and Approvals.  The execution and delivery by each Obligor of the Transaction Documents, the performance by each Obligor of its obligations hereunder and thereunder and the consummation by each Obligor of the transactions contemplated hereby and thereby do not require any Obligor to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

3.5                               Valid Issuance of Notes.  Subject to the representations of the Purchasers in this Agreement being true and correct, the Notes will be issued in compliance with all applicable federal and state securities laws.

3.6                               Absence of Defaults.  The execution and delivery of the Transaction Documents and the performance of its obligations hereunder and thereunder (including the issuance and sale of the Notes) will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement of any Obligor or the Organizational Documents, other than with respect to any breach or default for which a written waiver or consent has been obtained prior to the Closing Date.  No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any of the foregoing or in any license, permit or authorization to which any Obligor is a party or by which it may be bound.

3.7                               Litigation.

(a)                                  Except as set forth on Schedule 3.7(a), there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against any Obligor that questions the validity of this Agreement, the Notes or any other Transaction Document or the right of any Obligor to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect or in which the amount in controversy exceeds $1,000,000, nor is the Company aware that there is any basis for the foregoing.  None of the Obligors is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  Except as set forth on Schedule 3.7(a), there is no action, suit, proceeding or investigation by any Obligor currently pending or which any Obligor intends to initiate in which the amount in controversy exceeds $1,000,000.

(b)                                 Set forth on Schedule 3.7(b) is a summary of the actions, suits, proceedings or investigations pending or, to the Company’s knowledge, currently threatened against any Obligor which are not set forth on Schedule 3.7(a), including the aggregate amount in controversy of all such litigation and a general description of the nature of such litigation.

3.8                               Solvency.  Immediately after the Closing and after giving effect to the purchase and sale of the Notes (a) the fair value of the assets of each Obligor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Obligor will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing.

3.9                               Subsidiaries.  Except as set forth on Schedule 3.9, the Company does not have any Subsidiaries.

3.10                        Status of Security Interests.  The security interest purported to be created by the Security Agreement and each Control Agreement constitutes a first priority security interest in the collateral specified therein, subject to no other Liens except Permitted Liens.

3.11                        Financial Statements.

Attached as Schedule 3.11 are true and complete copies of:

(a)                                  the consolidated balance sheet of the Company as at December 31, 2003 (the “Balance Sheet”), and the related consolidated statement of income, stockholders equity and cash flow for the fiscal year ended on such dates, together with the notes thereto, in each case examined by and accompanied by the report of BDO Seidman, LLP, independent certified public accountants; and

(b)                                 the unaudited consolidated balance sheet of the Company as at February 29, 2004, and the unaudited consolidated statements of income, stockholders equity and cash flow for the two month period ended on such date, together with the notes thereto.

(c)                                  The financial statements described in clauses (a) and (b) of this Section 3.11, including the notes thereto, are referred to herein collectively as the “Financial Statements”.  The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the consolidated financial position, results of operations and changes in financial position of the Company as at such date and for the period then ended, (iii) are complete, correct and in accordance with the books of account and records of the Company in all material respects, and (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes.  The unaudited financial statements included in the Financial Statements indicate all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations, subject to year-end audit adjustments.  The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets.  The books and accounts of the Company are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the Company consistent with prior practices of the Company.

3.12                        Absence of Certain Developments.  Except as set forth on Schedule 3.12, since December 31, 2003 there has been not been:

(a)                                  any change in the business, financial condition, properties, operations or prospects of any Obligor from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a Material Adverse Effect;

(b)                                 any resignation or termination of any officers or key employees of any Obligor, and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer of key employee;

(c)                                  any material change, except in the ordinary course of business, in the contingent obligations of any Obligor by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)                                 any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect;

(e)                                  any waiver by any Obligor of a valuable right or of a material debt owed to it in excess of $100,000;

(f)                                    any direct or indirect loans made by any Obligor to any shareholder, employee, officer or director of any Obligor, other than advances made in the ordinary course of business;

(g)                                 any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(h)                                 any declaration or payment of any dividend or other distribution of the assets of the Company;

(i)                                     to the best of the Company’s knowledge, any labor organization activity with respect to any Obligor’s employees;

(j)                                     any debt, obligation or liability incurred, assumed or guaranteed by any Obligor, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k)                                  any sale, assignment or transfer or any patents, trademarks, copyrights, trade secrets or other intangible assets;

(l)                                     any change in any Material Agreement in effect that would have a Material Adverse Effect;

(m)                               any satisfaction or discharge of any Lien or payment of any obligation by any Obligor, except in the ordinary course of business and that is not material to the business, properties, financial condition, operations or prospects of the Company;

(n)                                 any Lien on any Asset of any Obligor except Permitted Liens;

(o)                                 any action, suit, proceeding or investigation against any Obligor, except any such action, suit, proceeding or investigation that (i) is not material to the business, properties, financial condition, operations or prospects of the Company or (ii) is set forth on Schedule 3.7;

(p)                                 any written communication received by any Obligor alleging that the Company or its products has violated any of the patents or patent related licenses and other proprietary rights and processes of any other Person; or

(q)                                 any other events or conditions of any character that, either individually or cumulatively, have resulted in a Material Adverse Effect.

3.13                        Compliance with Law.

(a)                                  No Obligor is in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(b)                                 Each Obligor has all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its property or to the conduct of its business as now conducted and as presently contemplated to be conducted, which if violated or not obtained might have a Material Adverse Effect.  No Obligor has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.  There has not been, and there is no proceeding pending, served or threatened to suspend, revoke or limit such license, and there is no circumstance that exists which with notice or passage of time or both, will result in such revocation, suspension or limitation.

3.14                        Material Agreements.  Schedule 3.14 sets forth a true and complete list of each contract, agreement, instrument, commitment and other arrangement to which any Obligor is a party or is otherwise bound which is material to the ongoing operations, financial condition or prospects of the Company (each, a “Material Agreement”).  Each Material Agreement is valid, binding and enforceable against the applicable Obligor, in full force and effect and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) state and federal securities laws with respect to rights to indemnification or contribution.  No Obligor is in default or breach under any of the Material Agreements, nor, to the knowledge of the Company, is any other party thereto in default or breach thereunder, nor are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a material default or breach under any of the Material Agreements.

3.15                        Environmental Matters.  Neither any Obligor nor, to the Company’s knowledge, any other Person has ever caused or permitted any Hazardous Material to be disposed of in violation of any applicable Environment Laws on or under any real property now or previously owned, leased or operated by any Obligor.  None of Obligors has any liability with respect to Hazardous Materials, and no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials which could reasonably be expected to result in a liability to any Obligor in excess of $100,000.

3.16                        Employees.

(a)                                  Except as set forth on Schedule 3.16(a), each Obligor is in compliance in all material respects with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would not, in the aggregate, have a Material Adverse Effect.  No Obligor is engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against any Obligor is filed or, to the best of the Company’s knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the best of the Company’s knowledge, threatened to be filed, against any Obligor by any employee pursuant to any collective bargaining or other employment agreement to which any Obligor is a party or is bound.  Each Obligor is in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance will not have a Material Adverse Effect, and has received no complaints from any foreign, federal, state or local agency or regulatory body alleging violations of any such laws and regulations.

(b)                                 Schedule 3.16(b) sets forth a true and complete list of all Vice President and higher level officers of the Company and all independent contractors or consultants hired or engaged by the Company as of the date hereof.  Except as set forth on Schedule 3.16(b), the employment of all Persons and officers employed by each Obligor is terminable at will without any penalty or severance obligation of any kind on the part of the employer.  Except as set forth on Schedule 3.16(b), all sums due for employee compensation and benefits and all vacation time owing to any employees of any of the Obligors have been duly and adequately accrued on the accounting records of the Obligors.

(c)                                  The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Obligors or that would conflict with the Company’s business as proposed to be conducted.

(d)                                 There are no strikes, stoppages, slowdowns or other labor disputes against any Obligor pending or threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse

3.17                        Minute Books.  The minute books of the Obligors made available to the Purchasers contain a complete summary of all meetings of directors and shareholders since the time of formation or  incorporation.

3.18                        Tax Matters.  There are no federal, state, county or local taxes due and payable by any Obligor which have not been paid.  The provisions for taxes on the Balance Sheet are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company whether or not assessed or disputed as of the respective dates of such balance sheets.  The Company has made provision for the payment of all taxes which, to the knowledge of the Company, are expected to become due with respect to the Company’s business, properties and operations.  Each Obligor has duly filed all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.  No Obligor has not been subject to a federal or state tax audit of any kind.

3.19                        Employee Benefit Plans.  No Obligor has any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) covering former and current employees of the Company, or under which the Company has any obligation or liability.  Schedule 3.19 lists all material bonus, commission, profit-sharing, saving, stock option, insurance, deferred compensation, or fringe or employee benefit plans or arrangements maintained or provided by any Obligor to its employees or under which any Obligor has any obligation or liability (each, a “Benefit Arrangement”).  True and complete copies of all written Benefit Arrangements have been provided or made available to the Purchasers prior to the date hereof.  The Benefit Arrangements are and have been administered in substantial compliance with their terms and with the requirements of applicable law.

3.20                        Intellectual Property.

(a)                                  The Company owns all right, title and interest in and to, or has a valid and enforceable license to use, all the Intellectual Property used by it in connection with the Obligors’ business as presently conducted (the “Company Intellectual Property”), which represents all intellectual property rights necessary to the conduct of the Obligors’ business as now conducted and as presently contemplated to be conducted.  The Company is in compliance with the contractual obligations relating to the protection of such of the Company Intellectual Property that it uses pursuant to license agreements.  To the Company’s knowledge, there are no conflicts with or infringements by any third party of any Company Intellectual Property.  To the Company’s knowledge, the conduct of the Obligors’ business as currently conducted or as currently contemplated to be conducted does not conflict with or infringe any proprietary right of any third party.  There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against any Obligor:  (i) alleging any such conflict or infringement with any third party’s proprietary rights; or (ii) challenging the Company’s ownership or use of, or the validity or enforceability of any Company Intellectual Property.

(b)                                 Schedule 3.20(b) sets forth a complete and current list of all patents, patent applications, registered trademarks (and applications therefor) and registered copyrights (and applications therefor) used by any Obligor in connection with its business as presently conducted (“Listed Intellectual Property”) and the owner of record, date of application or issuance and relevant jurisdiction as to each.  Except as described in Schedule 3.20(b), all Listed Intellectual Property is owned by the Company, free and clear of security interests, liens, encumbrances or claims of any nature. Except as listed in Schedule 3.20(b), no Listed Intellectual Property is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(c)                                  Schedule 3.20(c) sets forth a complete list of all:  (i) licenses, sublicenses and other agreements in which the Company or any sublicensee of the Company has granted to any person the right to use the Company Intellectual Property; and (ii) all other consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company is a party relating to the Intellectual Property or the proprietary rights of any third party.  Except as set forth in Schedule 3.20(c), the Company is not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning its rights under any sublicense or agreement respecting the Company Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

(d)                                 No present or former employee, officer or director of any Obligor, or agent or outside contractor of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

(e)                                  To the Company’s knowledge: (i) none of the Company Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of the Company for the benefit of any Person other than the Company; and (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company.

(f)                                    To the Company’s knowledge, each Obligor’s transmission, use, modification (including, but not limited to, framing, if applicable), linking and other practices in respect of content proprietary to any other Person do not infringe or violate any proprietary or other right of any such Person and, to the Company’s knowledge, no claim in respect of any such infringement or violation is threatened or pending.

3.21                        Software.  The operating and applications computer software programs and databases used by the Company that are material to the conduct of the Obligors’ business as now conducted and as presently contemplated to be conducted (collectively, the “Software”) are listed on Schedule 3.21 hereto.  The Company: (i) holds valid licenses to use, reproduce, modify, distribute and sublicense all copies of the Software, other than any portion thereof (collectively, the “Proprietary Software”) that was developed by or under contract with the Company and (ii) either owns, or has a perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense the Proprietary Software and, except as listed on Schedule 3.21, the Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof.  To the knowledge of the Company, none of the Software used by any Obligor, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, to the knowledge of the Company, no claim, suit, action or other proceeding with respect to any such infringement or violation is threatened or pending.  Except as set forth on Schedule 3.21, the Company has taken the steps reasonably necessary to protect its right, title and interest in and to the Proprietary Software, including, without limitation, the execution of appropriate confidentiality agreements.

The Company possesses or has access to the original and all copies of all documentation and all source code or password protected code, as applicable, for all the Proprietary Software it owns.  Upon consummation of the transactions contemplated by this Agreement, the Company will continue to own all the Proprietary Software owned by it, free and clear of all claims, liens, encumbrances, obligations and liabilities other than Permitted Liens and, with respect to all agreements for the lease or license of Proprietary Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company to continue to use and operate such Software after the Closing Date, the Company will have obtained such consents or taken such other actions so required.

Any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by employees of the Company were made in the regular course of such employees’ employment or service relationships with the Company using the Company’s facilities and resources and, as such, constitute works made for hire.  Each such employee who has created Works or any employee who in the regular course of his employment may create Works and all consultants have signed an assignment or similar agreement with the Company confirming the Company’s ownership or, in the alternate, transferring and assigning to the Company all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other intellectual property rights therein.

3.22                        Title to Tangible Assets.  Each Obligor has good title to its properties and assets and good title to all its leasehold estates, in each case subject to no Liens other than Permitted Liens.

3.23                        Condition of Properties.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by any Obligor (a) are in good operating condition and repair, reasonably fit and usable for the purposes for which they are being used and are presently contemplated to be used, and adequate and sufficient for such Obligor’s business as now conducted and as presently contemplated to be conducted, and (b) conform in all material respects with all applicable ordinances, regulations and laws.

3.24                        Insurance.  The Obligors’ properties are insured, in the reasonable judgment of the Company, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and the business of the Obligors as now conducted and as presently contemplated to be conducted.  Schedule 3.24 sets forth a true and complete listing of the insurance policies of the Obligors as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates.    No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.  Except as set forth in Schedule 3.24, there is no material claim by the Company pending under such policies.

3.25                        Transactions with Related Parties.  Except as disclosed on Schedule 3.25, no Obligor is not a party to any agreement with any of the managers, officers or members of any Obligor or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person or (v) has borrowed money from or lent money to such Person.  Except as set forth in Schedule 3.25, none of the Obligors employs as an employee or engage as a consultant any immediate family member of any of the Obligor’s directors, officers or shareholders.  To the knowledge of the Company, there exist no agreements among shareholders of any Obligor to act in concert with respect to their voting or holding of any Obligor’s securities.

3.26                        Interest in Competitors.  Neither any Obligor nor any of such Obligor’s officers or, to the best of its knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity competitive with any activity currently proposed to be conducted by the Company or any of its Subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

3.27                        Exchange Act Registration.  As of the closing Date, none of Parent’s or the Company’s securities are registered, or required to be registered, under Section 12 of the Exchange Act.

3.28                        Private Offering.  Neither the Parent, the Company nor anyone acting on their behalf has sold or has offered any of the Notes for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchasers.  Neither the Parent, the Company nor anyone acting on their behalf shall offer the Notes for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Notes or any part thereof, within the provisions of Section 5 of the Securities Act.  Based upon the representations of the Purchasers set forth in Section 5 of this Agreement, the offer, issuance and sale of the Notes are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.29                        Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Parent or the Company,  and the Company agrees to indemnify and hold the Purchasers harmless against any costs or damages incurred as a result of any such claim.

3.30                        Illegal or Unauthorized Payments; Political Contributions.  Neither any Obligor nor, to the Company’s knowledge (after reasonable inquiry of its officers and directors), any of any Obligor’s officers, directors, employees, agents or other representatives of the Company has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of any Obligor.

3.31                        Internal Accounting Controls.  The Company has established or is in the process of establishing a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.32                        Material Facts.  This Agreement, the schedules furnished contemporaneously herewith, and the certificates or written statements required hereunder to be furnished to the Purchasers at the Closing by or on behalf of the Obligors, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

3.33                        Foreign Assets Control Regulations, etc.  Neither the payment by the Purchasers to the Company contemplated hereunder nor the Company’s use of the proceeds of the Notes will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as

amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Company nor any Subsidiary (i) is or will become a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such blocked person.

No part of the proceeds from the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each Purchaser on behalf of itself and not as to any other Purchaser or Person hereby severally and not jointly represents and warrants to the Company as follows:

4.1                               Corporate Power.  It has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.

4.2                               Authorization.  It has taken all corporate action required to make all its obligations in this Agreement the valid and enforceable obligations they purport to be, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

4.3                               Purchaser Bears Economic Risk.  It has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  It acknowledges that investment in the private placement transactions involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Notes for a long period of time and to suffer a complete loss of its investment.

4.4                               Further Limitations on Disposition.  Without in any way limiting the representations set forth above, each Purchaser further agrees not to make any disposition of all or any portion of the Notes unless and until:

(a)                                  There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)                                 The Purchaser shall have notified the Company in writing of the proposed disposition.

4.5                               Accredited Investor Status.  It is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

4.6                               Acquisition for Own Account.  It is acquiring the Notes for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Notes or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

5.                                      AFFIRMATIVE COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES.

The Company covenants and agrees with the Purchasers that, so long as any amount due under the Notes is outstanding and until payment in full of all amounts payable by the Company hereunder:

5.1                               Payment of Notes.  The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Agreement.

5.2                               Conduct of Business.  The Company shall and shall cause each of its Subsidiaries to carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly formed or incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation or formation and maintain all requisite authority to conduct its business in those jurisdictions in which its business is conducted.  The Company shall maintain an office or agency where (a) Notes may be presented or surrendered for registration of transfer or for exchange, (b) Notes may be presented or surrendered for payment, and (c) notices and demands to or upon the Company in respect of the Notes and this Agreement may be served.  The Company shall give prior written notice to the Purchasers of the location, and any change in the location, of such office or agency.

5.3                               Notice of Adverse Change.  The Company shall promptly notify the Purchasers in writing of (a) any change in the business or the operations of the Company or any Guarantor which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Purchasers pursuant to this Agreement, fail, in any material respect, to present fairly, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

5.4                               Notice of Default.  The Company shall promptly notify the Purchasers of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

5.5                               Notice of Litigation.  The Company shall promptly notify the Purchasers of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against any Obligor on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could be expected to have a Material Adverse Effect or in which the amount in controversy exceeds $100,000.

5.6                               Notice of Default in Other Agreements.  The Company shall promptly notify the Purchasers of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Obligor is a party (including, without limitation, any Material Agreement) which default could be expected to have a Material Adverse Effect.

5.7                               Compliance Certificates.  The Company shall deliver to the Purchasers, within 30 days after the end of each fiscal quarter, an Officers’ Certificate (which shall include a Quarterly Perfection Certificate Update) as to such Officers’ knowledge, of the Company’s compliance with all conditions and covenants under this Agreement (without regard to any period of grace or requirement of notice provided hereunder) and in the event any Default or Event of Default exists, such Officer shall specify the nature of such Default or Event of Default.  Each such Officers’ Certificate shall also notify the Purchasers of any change in the Company’s fiscal year-end.

5.8                               Board of Directors.  The Company shall cause its Board of Directors to hold meetings at least quarterly.

5.9                               Security.  The Company shall and shall cause each Guarantor to promptly take any and all actions necessary to execute any definitive documentation (which documentation shall include customary representations, warranties, covenants, conditions and agreements, and any UCC financing statements) reasonably requested by the Purchasers, for obtaining the benefits of the Security Agreement, subject to the terms and conditions stated therein.

5.10                        Taxes.  The Company will and will cause each of its Subsidiaries to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made on the accounting records of the Company.

5.11                        Insurance.  The Company will and will cause each of its Subsidiaries to at all times maintain with financially sound and reputable insurance companies insurance covering its assets and its businesses in such amounts and covering such risks (including, without limitation, hazard, business interruption and public liability) as is consistent with sound business practice and as may be obtained at commercially reasonable rates.  The insurance policies will comply with the provisions of Section 11 of the Security Agreement.

5.12                        Compliance with Laws.  The Company will and will cause each of its Subsidiaries to comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.13                        Maintenance and Properties.  The Company will and will cause each of its Subsidiaries to use commercially reasonable efforts to do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and use commercially reasonable efforts to make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted.

5.14                        Inspection.  At the Purchaser’s expense, the Company will permit each Purchaser, by its representatives and agents, to inspect any of the properties, licenses, corporate books and financial records of the Company and its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, their respective offices at such reasonable times and intervals on reasonable advance written notice to the Company two times per year, prior to the occurrence of an Event of Default.

5.15                        Financial Statements, Etc.  The Company shall deliver to each Purchaser:

(a)                                  Monthly Financials.  As soon as available and in any event within 30 days after the end of each of month, a consolidated statement of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, setting forth in each case in comparative form (i) the corresponding consolidated statements of income and cash flows for the corresponding period in the preceding fiscal year to the extent such financial statements are available and (ii) the corresponding budget or plan for such period.

(b)                                 Quarterly Financials.  As soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year, a consolidated  statement of income and cash flows of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, setting forth in each case in comparative form (i) the corresponding consolidated statements of income and cash flows for the corresponding period in the preceding fiscal year to the extent such financial statements are available and (ii) the corresponding budget or plan for such period.

(c)                                  Annual Financials.  As soon as available and in any event within 120 days after the end of each fiscal year, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such year and the related audited consolidated balance sheet of the Company and its Subsidiaries at the end of such year, setting forth in each case in comparative form (i) the corresponding information as of the end of and for the preceding fiscal year to the extent such financial statements are available and (ii) the corresponding budget or plan for such period, accompanied by an opinion, without a going concern or similar qualification or exception as to scope or other material qualification or exception, thereon of the Company’s auditors (which auditors shall be reasonably acceptable to the Majority Purchasers), which opinion shall state, in substance, that said financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the

Company and its Subsidiaries as at the end of, and for, such fiscal year in conformity with GAAP.  The Company shall supply such additional information and detail as to any item or items contained on any such statement that the Majority Purchasers may reasonably require.  All such information will be prepared in conformity with GAAP consistently applied.

(d)                                 Regulatory and Intellectual Property Filings and Notices.  As soon as reasonably practicable but in any event within three (3) Business Days, upon receipt or delivery, copies of any and all material notices and other material communications from and to any federal or state regulatory body with jurisdiction over the Company’s or its Subsidiary’s products, business and/or processes with respect to the Company or any of the Company’s products or practices and (ii) with respect to the Company’s Intellectual Property with counsel to the Company (including any non-infringement opinions of counsel or advisors to the Company or any other Person), the United States Patent & Trademark Office and any other Person.  The Company shall as soon as reasonably practicable, notify the Purchasers of any infringement or threatened infringement of the Company’s Intellectual Property may at any time come to its notice.

5.16                        Use of Proceeds.  The proceeds from the sale of the Notes shall be used for general corporate purposes.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “Margin Stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any “Margin Stock”.

5.17                        Intellectual Property.  At its own expense, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Company shall make, execute, endorse, acknowledge file and/or deliver any documents and take all actions necessary or required to maintain its ownership rights in the Company Intellectual Property, including, without limitation, (i) any action reasonably required to protect the Intellectual Property in connection with any infringement, suspected infringement, passing off, act of unfair competition or other unlawful interference with the rights of the Company in and to the Company Intellectual Property, and (ii) any registrations with the United States Patent & Trademark Office and any corresponding foreign patent and/or trademark office required for the Company to carry on its business as presently conducted and as presently proposed to be conducted.  Except for non-exclusive licenses granted in the ordinary course of business, the Company shall not transfer, assign or otherwise convey the Intellectual Property, any registrations or applications thereof and all goodwill associate therewith, to any person or entity.

5.18                        Further Assurances.  At the Purchaser’s reasonable request, the Company shall and shall cause each of its Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Purchasers from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Purchasers as the Purchasers shall reasonably deem necessary or appropriate to consummate the transactions contemplated in any of the Transaction Documents.  In no way limiting the foregoing, upon the exercise by the Purchasers of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Company shall and shall cause each of its Subsidiaries to execute and deliver all applications, certifications, instrument and other documents and papers that the Purchasers may be so required to obtain.

5.19                        Certain Changes and Conduct of Business.  From and after the date of this Agreement and until the Notes are no longer outstanding, the Company shall inform the Purchasers of all material developments, including without limitation (i) entering into material agreements outside the ordinary course of business, (ii) any issuance of debt securities by any Obligor, (iii) the incurrence of any Indebtedness by any Obligor, (iv) a change in the number of the Board of Directors of the Company, (v) a sale, lease or transfer of any material portion of the assets of the Company and (vi) any change in ownership of Capital Stock of the Company (specifying the details of any such change, including the identity and ownership amount of any new owner).  The Company shall provide the Purchasers with any written information provided to the board of directors of the Company.

5.20                        Good Standing.  The Company shall pay all amounts due to the New York State Department of Taxation and Finance necessary to cause IPI Skyscraper to be in good standing in the State of New York and shall deliver to each Purchaser a good standing certificate for IPI Skyscraper from the New York State Department of Taxation and Finance no later than 30 days following the Closing Date.

6.                                      NEGATIVE COVENANTS OF THE COMPANY.

The Company covenants and agrees with the Purchasers that, so long as any amount due under the Notes is outstanding and until payment in full of all amounts payable by the Company hereunder:

6.1                               Limitation on Additional Indebtedness and Liens.

(a)                                  The Company shall not and shall not permit any of its Subsidiaries to incur any Indebtedness other than Permitted Indebtedness.

(b)                                 The Company shall not and shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired other than (i) Liens created pursuant to the Security Agreement, (ii) those Liens that exist immediately prior to the date hereof as set forth in the Disclosure Schedules and (iii) Permitted Liens.  The Company shall not and shall not permit any of its Subsidiaries to be bound by any agreement which limits the ability of the Company or such Subsidiary to grant Liens other than restrictions (x) as to property permitted under this Agreement to be sold, on such property pending sale and (y) as to property subject to purchase money liens constituting a Permitted Lien, on such property so long as such Permitted Indebtedness secured thereby is outstanding.

(c)                                  The Company shall not and shall not permit any of its Subsidiaries to create, designate, authorize, issue or sell any Disqualified Stock.

6.2                               Limitation on Transactions with Affiliates.  The Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates, other than Permitted Affiliate Transactions.

6.3                               Limitation on Capital Expenditures.  The aggregate amount of Capital Expenditures made by the Obligors as a whole shall not exceed $5,000,000 in the aggregate for each of the fiscal years ended December 31, 2004, 2005 and 2006.

6.4                               Dividends and Redemptions.  The Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, declare or pay any dividends on account of any shares of class of any of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing (each of the foregoing is herein called a “Restricted Payment”); provided, that any Subsidiary directly or indirectly wholly owned by the Company may pay dividends on its Capital Stock; provided that following the Initial Public Offering, the Company and Parent shall be permitted to pay such dividends as necessary to maintain Parent’s status as a Real Estate Investment Trust.

6.5                               Fundamental Changes; Disposition of Assets; Acquisitions.  The Company shall not (i) enter into any transaction of merger or consolidation, other than the Merger, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, any of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (other than sales of mortgage loans in the ordinary course of business), including, without limitation, any Capital Stock of any of its Subsidiaries, or (ii) without the prior written consent of the Majority Purchasers, which consent shall not be unreasonably withheld, acquire by purchase or otherwise (other than purchases or other acquisitions of real property, inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person unless the Company shall at the time of such acquisition be in compliance with its financial covenants on a pro forma basis.  At least 5 Business Days prior to the consummation of any acquisition, the Company shall deliver to the Purchasers a certificate of a senior executive officer of the Company (a) stating the assets to be acquired and, if applicable, the names of each Subsidiary to be acquired and (b) providing a computation of pro forma compliance with the financial covenants.  Within 5 Business Days after consummation of the acquisition, any Subsidiary acquired pursuant to the acquisition shall become a Guarantor and a Grantor under the Security Agreement and the Company shall deliver to the Purchasers an opinion of counsel to such Subsidiary as to the matters covered by the opinion of such counsel delivered pursuant to Section 8.5.

6.6                               Limitation on Lines of Business.  The Company shall, and shall cause each Subsidiary of the Company to, directly or indirectly, engage primarily in a Related

Business.  For the purposes of this Section 6.6, “Related Businesses” shall mean businesses that consist primarily of, or are related to residential mortgage lending and mortgage brokerage.

6.7                               Investments.  No Obligor shall make or own any Investment in any Person, including without limitation any joint venture, other than:

(a)                                  Permitted Investments;

(b)                                 operating deposit accounts with banks;

(c)                                  Hedging Agreements entered into in the ordinary course of the Company’s financial planning and not for speculative purposes; and

(d)                                 investments by the Company existing on the date hereof in the Capital Stock of its Subsidiaries and additional contributions after the date hereof in any Subsidiaries which are Guarantors.

No Obligor shall create, acquire or permit to exist any Subsidiary other than Subsidiaries existing on the date hereof, except to the extent such creation or acquisition complies with Section 6.5.

6.8                               Sales and Lease-Backs.  No Obligor shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any Obligor to any Person in connection with such lease.

6.9                               Litigation.  No Obligor shall, and shall cause each Subsidiary of the Company not to, settle, or agree to indemnify or defend third parties against, any material lawsuit, (i) except as may be required by judicial or regulatory order or by agreements entered into prior to the date hereof on a basis consistent with past practice or (ii), in the case of a settlement, unless the terms of the settlement require any Obligor to make aggregate transfers of less than $1,000,000.  For the purpose of this Section 6.9, a material lawsuit shall be any lawsuit in which the amount in controversy exceeds $1,000,000.

6.10                        Further Assurances.  At the Majority Purchasers’ reasonable request, each Obligor shall, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Purchasers from time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Majority Purchasers as the Majority Purchasers shall reasonably deem necessary or appropriate to consummate the transactions contemplated in any of the Transaction Documents.  In no way limiting the foregoing, upon the exercise by the Majority Purchasers of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, each Obligor shall execute and deliver all applications, certifications, instrument and other documents and papers that the Majority Purchasers may be so required to obtain.

7.                                      FINANCIAL COVENANTS OF THE COMPANY.

7.1                               Minimum Cash Balance.  Beginning with the fiscal quarter ended March 31, 2004, the Company shall not permit the aggregate amount of its Balance Sheet Cash on the last day of any applicable fiscal quarter year to be less than the correlative amount indicated:

Fiscal Quarter Ended	Amount

March 31, 2004	$15,000,000

June 30, 2004	$15,000,000

September 30, 2004 and each fiscal quarter ended thereafter	$20,000,000

7.2                               Warehouse Line Ratio.  Beginning with the fiscal quarter ended March 31, 2004, the Company shall not permit the Warehouse Line Ratio on the last day of any applicable fiscal quarter to exceed the correlative amount indicated:

Fiscal Quarter Ended	Amount

March 31, 2004	95%

June 30, 2004	95%

September 30, 2004 and each fiscal quarter ended thereafter	94%

7.3                               Minimum Warehouse Lines.  Beginning with the fiscal quarter ended March 31, 2004, the Company shall not permit the aggregate amount of its available Warehouse Lines (inclusive of the amounts borrowed thereunder) to be less than $600,000,000.

8.                                      PURCHASERS’ CLOSING CONDITIONS.

The obligation of the Purchasers to purchase and pay for the Notes on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

8.1                               Representations and Warranties.  The representations and warranties of the Obligors contained in the Transaction Documents shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

8.2                               Compliance with Agreement, No Default or Event of Default.  The Obligors shall each have performed and complied with all agreements, covenants and conditions contained in each Transaction Document which are required to be performed or complied with by it prior to or on the Closing Date.  No Default or Event of Default shall exist prior to or after giving effect to the transactions contemplated on the Closing Date.

8.3                               Officer’s Certificate.  Each of the Purchasers shall have received a certificate, dated the Closing Date, signed by each of the Chief Financial Officer and the Chief Operating Officer of the Company, certifying that the conditions specified in the foregoing Sections 8.1 and 8.2 hereof have been fulfilled.

8.4                               Injunction.  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

8.5                               Counsel’s Opinion.  The Purchasers shall have received from the Company’s and Guarantors’ counsel, Patton Boggs LLP, an opinion, dated the Closing Date, substantially in the form of Exhibit E hereto.

8.6                               Adverse Development.  There shall have been no developments in the business of the Company which in the opinion of the Purchasers could have a Material Adverse Effect.

8.7                               Approval of Proceedings.  All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Purchasers and their special counsel, Willkie Farr & Gallagher LLP; and the Purchasers shall have received copies of all documents or other evidence which they and Willkie Farr & Gallagher LLP may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to the Purchasers and Willkie Farr & Gallagher LLP.

8.8                               Commitment Fee.  The Company shall have paid to the Purchasers the Commitment Fee.

8.9                               Other Fees and Expenses.  The Company shall have paid to the Purchasers all other amounts payable by the Company hereunder, including the payment of the fees and expenses of Willkie Farr & Gallagher LLP, counsel to TICC.

8.10                        Security Interests.  All action necessary or determined by the Purchasers to be desirable to create and perfect the security interests purported to be created by the Security Agreement shall have been taken or completed, including the filing of Uniform Commercial Code financing statements, delivery of landlord waivers, delivery of instruments or securities and delivery of “control” agreements necessary to establish control of deposit accounts and securities accounts as contemplated by Articles 8 and 9 of the Uniform Commercial Code.   The Company and each of the Guarantors shall have executed and delivered to the Purchasers a duly executed counterpart of the Security Agreement.

8.11                        Insurance.  The Purchasers shall have received evidence that the insurance required to be maintained under this Agreement and Section 11 of the Security Agreement is in full force and effect and that the Purchasers (or their agent) has been named as loss payee or additional insured, as appropriate, under the applicable insurance policies.

9.                                      DEFAULT AND REMEDIES.

9.1                               Events of Defaults.  An “Event of Default” shall exist if one or more of the following conditions or event shall occur and be continuing (whether or not any of the following are within the control of the Company):

(i)                                     the Company or any Guarantor shall fail to pay when due (whether at stated maturity or at a date fixed for optional or mandatory prepayment or otherwise) any payment of principal, interest, fee or any other amount on or under any of the Notes or any other Transaction Document and, in the case of any such failure to pay interest, such failure shall continue unremedied for a period of five Business Days;

(ii)                                  any representation or warranty made or deemed made by or on behalf of the Company or any Guarantor in or in connection with any Transaction Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made or deemed made;

(iii)                               the Company or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any of the Transaction Documents and, except in the case of any covenant contained in Section 5.15, 6 or 7 hereof, such failure shall continue unremedied for a period of 30 days;

(iv)                              any Guarantor, the Company or any of its Subsidiaries shall become unable, fail generally or admit in writing its inability to pay its debts as they become due;

(v)                                 any Guarantor, the Company or any of its Subsidiaries shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (vi) of this Section, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Guarantor, the Company or any of its Subsidiaries or for all or a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing;

(vi)                              an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of any Guarantor, the Company or any of its Subsidiaries or its debts, or of all or a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Guarantor, the Company or any of its Subsidiaries or for all or a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(vii)                           any event or condition shall occur that results in any Indebtedness of any Guarantor, the Company or any of its Subsidiaries exceeding in the aggregate $1,000,000 becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(viii)                        any Liens created by the Security Agreement (other than Liens with respect to collateral with a fair market value of less than $100,000) shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Purchasers, free and clear of all other Liens (other than Liens permitted under Section 6.1(b) or under the Security Agreement), or, except for expiration in accordance with its terms, the Security Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof or any other Transaction Document shall be contested by the Company or any other obligor thereunder;

(ix)                                an “Event of Default” as defined in the Guaranty Agreement shall occur and be continuing, or except for expiration in accordance with its terms, the Guaranty Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Guarantor;

(x)                                   one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (other than judgments covered by insurance) shall be rendered against any Guarantor, the Company, any of its Subsidiaries, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Guarantor, the Company or any such Subsidiary to enforce any such judgment;

(xi)                                a Change in Control shall have occurred; or

(xii)                             any Material Adverse Effect which, in the good faith determination of the Purchasers, is reasonably likely to impair the ability of the Company to repay the Notes on a timely basis shall have occurred.

9.2                               Remedies.

(a)                                  If any Event of Default described in clause (v) or (vi) of Section 9.1 shall have occurred, the principal on and under the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder and under the other Transaction Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and the obligation of the Purchasers to purchase Notes on any Closing Date shall automatically terminate.

(b)                                 If any other Event of Default described in Section 9.1 shall have occurred, and at any time thereafter during the continuance of such Event of Default, the Majority Purchasers may, by notice to the Company, declare the principal on and under the Notes then outstanding to be due and payable in whole, and thereupon the principal on and under the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder and under the other Transaction Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the obligation of the Purchasers to purchase Notes on any Closing Date shall automatically terminate.

(c)                                  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any other Transaction Document upon any Purchaser shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

10.                               INDEMNIFICATION.

10.1                        Indemnification of the Purchasers.  The Company shall indemnify and hold harmless each Purchaser and its officers, directors, stockholders, partners, members and trustees, employees, agents, representatives and affiliates against any and all out-of-pocket losses, damages, liabilities and expenses incurred in connection with any and all breaches (except for gross negligence or willful misconduct committed by such Purchaser), actions, suits, proceedings including investigations and claims of any kind arising out of or in connection with the execution or delivery of, any advance made under, the indebtedness evidenced by, or any amendment, waiver or consent (whether or not such amendment, waiver or consent becomes effective) relating to all or any of the Transaction Documents or the Guaranty Agreement, including (without limitation) all out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) in connection with:  (i) any breach or Event of Default  under or with respect to any Transaction Document, (ii) enforcing, defending or declaring any rights or remedies under the Transaction Documents; and (iii) responding to any subpoena or other legal process or participating (whether voluntarily or involuntarily) in any legal or other proceeding or investigation of any nature; and any insolvency or bankruptcy of the Company or any affiliate thereof.  Without limiting the generality of the foregoing, the Company shall, upon demand, pay or reimburse each indemnitee for all indemnified costs and expenses (including attorneys’ fees and expenses) incurred thereby.  The Company’s obligations under this Section 10.1 shall survive the payment, transfer, conversion, cancellation, enforcement, amendment, waiver or release of the Transaction Documents.

11.                               MISCELLANEOUS.

11.1                        Assignments; Parties in Interest.  Each of the Transaction Documents shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Notes from time to time.  The Company may not assign any of the Transaction Documents or any of its rights, interests, or obligations thereunder.  Each Purchaser may assign any of its rights under any of the Transaction Documents; provided, however, that unless an Event of Default has occurred and is continuing, the transferee is not a direct competitor of the Company and agrees to be bound by, and entitled to the benefits of, such Transaction Document as an original party thereto.  Any such assignment by a Purchaser to any of its Affiliates shall not be subject to any rights of first refusal or co-sale rights.

11.2                        Confidentiality.

(a)                                  Each party shall use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information, any non-public information supplied to it by any other party pursuant to the Transaction Documents; provided that nothing contained herein shall limit the disclosure of any such information (i) to the extent required by statute, rule or regulation or by any subpoena or court order or similar legal process, (ii) to the extent any such information is already public or disclosed through no fault of such party or its affiliates, directors, officers, employees, successors, assigns, agents or advisors, (iii) to any of its affiliates, directors, officers, employees, successors, assigns, agents or advisors, (iv) with the consent of such other party, (v) by any Purchaser in connection with the exercise of any remedies hereunder or under any other Transaction Document or the Guaranty Agreement or any suit, action or proceeding relating hereto or thereto or the enforcement of rights hereunder or thereunder, (vi) by any Purchaser subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (y)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations.

(b)                                 Notwithstanding any other provision contained herein, the Purchasers shall have the right to issue a press release or other public statement, in form and substance as shall be determined by the Purchasers in their sole discretion, with respect to the transactions contemplated by this Agreement and the Transaction Documents.  The Purchasers shall also have the right to list the Company as a portfolio company of the Purchasers on the web site or sites owned and maintained by the Purchasers and in any other marketing materials as the Purchasers, in their sole discretion, shall determine.

11.3                        Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.4                        Titles and Subtitles.  The titles and subtitles used in the Transaction Documents are used for convenience only and are not to be considered in construing or interpreting the Transaction Documents.

11.5                        Notices.  Any notice, request, demand or other communication required or permitted under the Transaction Documents shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon the date of transmittal of services via telecopy to the party to whom notice is given, or on the third day after deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid.  All communications shall be sent to the Company at the address set forth below and to a Purchaser at the address set forth on Schedule I attached hereto or at such other address as the Company or such Purchaser may designate by ten (10) days’ advance written notice to the other parties hereto.

MortgageIT, Inc.

33 Maiden Lane, 6th Floor
New York, NY 10038
Attention:  General Counsel

with a courtesy copy to:

Patton Boggs LLP

2001 Ross Avenue

Suite 3000

Dallas, Texas 75201

Attn:  Charlie Miller

11.6                        Expenses.  The Company agrees to pay or reimburse the Purchasers  for all the following items set forth in this Section 11.6: (a) up to a maximum amount of $50,000 plus the amounts for costs and expenses relating to UCC and other collateral searches and filings, all costs and expenses of the Purchasers including the fees and disbursements of Willkie Farr & Gallagher LLP, special counsel for the Purchasers, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the other instruments and agreements entered into pursuant hereto and thereto; (b)  all reasonable costs and expenses of the Purchasers including the fees and disbursements of counsel for the Purchasers, incurred in connection with the negotiation, preparation, execution and delivery of any modification, supplement or waiver of this Agreement and any other Transaction Documents (whether or not consummated); (c) all reasonable expenses of the Purchasers including the fees and disbursements of counsel in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.6; and (d) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Transaction Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by the Security Agreement or any other document referred to therein.  Additionally, the Company agrees to pay or reimburse the Purchasers for all reasonable costs, expenses and other charges in respect of any UCC searches performed by a service firm, to be chosen by Purchasers in their sole discretion, in connection with the transactions contemplated by this Agreement.  Payments under this Section shall be made promptly and in any case no later than 10 days after written demand therefor.

11.7                        Amendments and Waivers.  The terms of this Agreement may be amended, modified or waived only upon the written consent of the Company and the Majority Purchasers; provided that no such amendment, modification or waiver shall, in each case without the prior written consent of each affected Purchaser, (i) reduce in any manner the amount of, or change the currency for, any payment of principal or interest, (ii) extend the time for payment or prepayment of any amount payable under this Agreement, (iii) reduce the rate of interest on any amount payable under this Agreement or the method of computation thereof, (iv) change the definition of “Majority Purchasers” in Section 1 or (iv) amend any of Sections 2.7 or 11.7.

11.8                        Purchaser Consent.  Each Purchaser hereby consents to the provisions of Schedule III attached hereto.

11.9                        Entire Agreement; Severability.  The Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties with respect to such subject matter.  If any provision of any Transaction Document is invalid, illegal or unenforceable, the balance of the Transaction Document shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

11.10                 Survival.  Any term or condition set forth in this Agreement which by its terms or context survives any Closing Date will survive and be enforceable on and after the Closing Date.  In no way limiting the foregoing it is expressly acknowledged and agreed by the Company that this Agreement is also intended as a loan agreement governing certain aspects of the Notes and, therefore, all of the covenants, representations, warranties, obligations and conditions undertaken by each Obligor hereunder shall survive for the benefit of each Purchaser for at least as long as any Note remains outstanding and, without limiting the survival of any other Sections hereunder pursuant to its terms, in the case of Sections 10, 11.1, 11.2, 11.5, 11.6, 11.7, 11.8, 11.12 and 11.13 as well as this Section 11.10, shall survive indefinitely.

11.11                 Governing Law; Consent to Jurisdiction; Waiver of Damages.  Governing Law; Consent to Jurisdiction; Waiver of Damages.  Each of the Transaction Documents shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof.  Each Obligor hereby agrees that any suit for the enforcement of the Transaction Documents may be brought in the Courts of the State of New York, the courts of the United States for the Southern District of New York, appellate courts from any thereof and consents to the non-exclusive jurisdiction of such courts.  Each Obligor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.5.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.   Each Obligor hereby waives, to the

maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.12                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Note Purchase Agreement as of the day and year first above written.

MORTGAGEIT, INC.

By:	/s/ LARRY LEWIS
Name:	LARRY LEWIS
Title:	CHIEF OPERATING OFFICER

TECHNOLOGY INVESTMENT CAPITAL CORP.

By:	/s/ SAUL ROSENTHAL
Name:	SAUL ROSENTHAL
Title:	CHIEF OPERATING OFFICER

SCHEDULES AND EXHIBITS

SCHEDULE NUMBER	SCHEDULE NAME

I	Purchasers
II	Indebtedness
III	Collateral Agent
IV	Liens

V	Warehouse Agreements
3.7(a)	Material Litigation
3.7(b)	Summary of Non-Material Litigation
3.9	Subsidiaries
3.11	Financial Statements
3.12	Absence of Certain Developments
3.14	Material Agreements
3.16(a)	Compliance with Employment Laws, Collective Bargaining, Etc.
3.16(b)	List of Employees
3.19	Benefit Arrangements
3.20(b)	Listed Intellectual Property
3.20(c)	Licenses, Sublicenses and Royalties
3.21	Proprietary Software
3.24	Insurance
3.25	Transactions with Related Parties

EXHIBIT	EXHIBIT NAME

A	Note
B	Security Agreement
C	Certificate of Incorporation
D	Bylaws
E	Opinion of Company Counsel
F	Quarterly Perfection Certificate Update

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

SCHEDULE I

SCHEDULE OF PURCHASERS

Investor Name and Address	Principal Amount of Notes

Technology Investment Capital Corp. 8 Sound Shore Drive, Suite 215 Greenwich, Connecticut 06830 Attention:	$15,000,000.00

with a copy to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: Steven A. Seidman

Total:	$15,000,000.00

SCHEDULE II

INDEBTEDNESS

None.

SCHEDULE III

The Collateral Agent

Each of the Purchasers hereby irrevocably appoints Technology Investment Capital Corp., a Maryland corporation, as its agent (the “Collateral Agent”) and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof and of the other Transaction Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Collateral Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries or other Affiliate thereof or any Guarantor as if it were not the Collateral Agent hereunder.

The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents.  Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Transaction Documents that the Collateral Agent is required to exercise in writing as directed by the Majority Purchasers (or such other number or percentage of the Purchasers as shall be necessary under the circumstances), and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any of its Subsidiaries or any of the Guarantors that is communicated to or obtained by the Person serving as Collateral Agent or any of its Affiliates in any capacity.  The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Purchasers (or such other number or percentage of the Purchasers as shall be necessary under the circumstances) or in the absence of its own gross negligence or willful misconduct.  The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Collateral Agent by the Company or a Purchaser, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Transaction

Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of the Purchase Agreement or any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 8 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Collateral Agent may consult with legal counsel (who may be counsel for the Company or any Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent  and shall not be responsible for the negligence or misconduct of any such sub-agents selected by it in good faith.

Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Purchasers and the Company.  Upon any such resignation, the Majority Purchasers shall have the right to appoint a successor.  If no successor shall have been so appointed by the Majority Purchasers and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent which shall be a Person with an office in New York, New York.  Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder.  After the Collateral Agent’s resignation hereunder, the provisions of this Schedule shall continue in effect for the benefit of such retiring Collateral Agent in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

If the Collateral Agent receives conflicting instructions from Purchasers under circumstances under which each Purchaser is entitled to give instructions to the Collateral Agent, the Collateral Agent may, but shall not be required, to take action directed by any Purchaser providing such instructions; provided, however, notwithstanding the foregoing, in the event that any such Purchaser does so instruct the Collateral Agent to exercise remedies under this Agreement, the Purchasers and the Collateral Agent hereby agree to work together and cooperate in good faith to maximize the value to be obtained in connection therewith for all Purchasers in connection with such actions (it being understood that this proviso is meant solely for the benefit of the Purchasers and not the Company or any Guarantor).

To the extent not indemnified by the Company (or the Company fails to pay any amount payable by it pursuant to such indemnity), the Purchasers hereby severally in proportion to the outstanding principal amount of the Notes owned by them indemnify the Collateral Agent and agree to hold it harmless against all fees, expenses and liabilities (including reasonable attorneys fees and expenses) incurred or payable by the Collateral Agent in such capacity arising under or in connection with the Transaction Documents other than those determined by a final unappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Collateral Agent.

SCHEDULE IV

LIENS

None.

SCHEDULE V

WAREHOUSE AGREEMENTS

•                  Amended and Restated Mortgage Loan Purchase Agreement, dated as of January 10, 2003, between the Company and UBS and Amended and Restated Mortgage Loan Repurchase Agreement, dated as of January 10, 2003, between the Company and UBS (as each may be amended, supplemented or modified from time to time in accordance with terms hereof).

•                  Master Repurchase Agreement dated, as of June 20, 2003, by and between the Company and Merrill Lynch Commercial Finance Corp. (as may be amended, supplemented or modified from time to time in accordance with the terms therein).

•                  Warehousing Credit and Security Agreement, dated as of August 1, 2003, by and between the Company and Residential Funding Corporation (as may be amended, supplemented, modified or renewed from time to time).